Exhibit 6.4

BacTech

LOAN AGREEMENT

THIS AGREEMENT dated for reference January 20, 2015.

BETWEEN:

BACTECH ENVIRONMENTAL CORPORATION,
20 Eglinton Ave West
Suite 1302
Toronto, ON
M4R 1K8

(the "Borrower")

AND:

VICTORIA ROSS
c/o Jones, Gable & Company Limited, Suite 1000
110 Yonge Street, Toronto, Ontario M5C 1T6,

(the "Lender")

WHEREAS:

A. The Borrower has requested, and the Lender has agreed to provide the Borrower with a loan of **$150,000.00** on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree with each other as follows:

1. **LOAN**

(a) Subject to the terms and conditions hereof, the Lender will lend and advance to the Borrower, at the Borrower's election, the principal amount of up to **$150,000.00** (the "Loan") payable as follows:

(i) The amount of $50,000 on or before January 21st, 2015;

(ii) The amount of $50,000 on or before February 21st, 2015

(iii) The amount of $50,000 on or before March 21st, 2015;

(b) Within 90 days commencing from the date of advance of the Loan, the Borrower agrees to pay to the Lender bonus common shares. For every $50,000 tranche of the loan that is drawn by the Company, 200,000 common shares of BacTech will be issued to the lender.

(c) The Loan shall mature on or before the expiry of **120** days from the date of the first advance (the "Maturity Date"), and on or before such date the Borrower shall transfer to the Lender a full and final payment of any and all amounts outstanding such to discharge the obligations under this Loan Agreement. If the loan is not repaid at maturity or reorganized, interest will be 1.5% per month compounded.

(d) Regardless of whether the full amount or a portion of the full amount is borrowed, the Lender is entitled to be paid a 1% Net Profit Interest on any income derived from the Telamayu plant.

(e) All payments made by the Borrower to the Lender hereunder will be made to the Lender at its address first set out above.

(f) The Borrower shall have the right to prepay the principal balance of the Loan in whole or in part together with all accrued interest thereon and all other monies due hereunder without penalty or bonus at any time.

(g) The records of the Lender as to payment of the principal and interest or any part or parts thereof being in default or of any demand for payment having been made shall be prima facie proof of such default or such demand.

(h) At the sole option of the Lender, the principal balance of the Loan together with all accrued interest thereon and all other monies due hereunder shall become immediately due and payable upon the occurrence of any of the following events:

(i) if a default be made in:

A. payment to the Lender by the Borrower of the principal or interest or any part or parts thereof when due;

B. the performance of the Borrower of any of the terms or conditions of this Agreement; or

(ii) any execution, sequestration, extent or any other process of any court becomes enforceable against the Borrower; or

(iii) the Borrower sells, transfers, or other wise disposes of or deals with substantially all of the assets or undertaking of the Borrower without the prior written consent of the Lender; or

(iv) the Borrower ceases or demonstrates an intention to cease to carry on its business; or

(v) the Borrower makes an assignment for the benefit of its creditors or is declared bankrupt or makes an authorized assignment or a receiver is appointed under the Bankruptcy and Insolvency Act or a receiver or receiver-manager of all or any part of the property of the Borrower is appointed; or

(vi) without the prior written consent of the Lender, an order is made or an effective resolution is passed for winding up the Borrower, or there is a change in registered owners of the shares of the Borrower or a change in the persons having effective voting control of the Borrower or the Borrower enters into an amalgamation, a merger or other similar arrangements with any other person.

2. COVENANTS OF THE BORROWER

The Borrower covenants to:

(a) duly and punctually pay or cause to be paid to the Lender all amounts required to be paid to it pursuant to this Agreement in the manner set forth herein;

(b) duly observe and perform each and all of its covenants and agreements as set forth in this Agreement; and

(c) at all times maintain its corporate existence and carry on and conduct its businesses in a proper and efficient manner and will keep or caused to be kept proper books of account.

3. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows, which representations and warranties shall survive the execution and delivery of this Agreement and all instruments and agreements delivered pursuant thereto, and the advance of the Loan:

(a) the Borrower has full power, authority, capacity and legal right to enter into and to perform this Agreement and all instruments and agreements delivered pursuant hereto;

(b) this Agreement have been approved by the directors of the Borrower;

(c) the shares comprising the Bonus shall have been duly authorized, validly issued and fully paid, and certificates representing the shares shall have been duly

issued and delivered to the Lender free and clear of any liens, encumbrances and security interests;

(d) if applicable, the Borrower is duly incorporated and is validly subsisting under the laws in which it is situate;

(e) there are no claims, actions, suits or proceedings pending or threatened against or affecting the Borrower at law or in equity which would result in any material adverse change in the business, operations, prospects, properties, assets or conditions, financial or otherwise, of the Borrower, or in the ability of the Borrower to perform its obligations under this Agreement or any agreement or instrument delivered pursuant hereto, and the Borrower is not aware of any existing grounds on which any claim might be made or any such action, suit or proceeding might be commenced with any reasonable likelihood of success; and

(f) no person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment for the purchase of any of the shares of the Borrower.

4. **MISCELLANEOUS**

(a) Each of the parties hereby covenants and agrees that at any time upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

(b) The representations, warranties and covenants in this Agreement will survive any closing or advance of funds and, notwithstanding such closing or advances, will continue in full force and effect.

(c) Any notice required or permitted to be given or delivery required to be made to any party may be effectively given or delivered if it is delivered personally or by telecopy at the addresses or telephone numbers set out above or to such other address or telephone number as the party entitled to or receiving such notice may notify the other party as provided for herein. Delivery shall be deemed to have been received:

(i) the same day if given by personal service or if transmitted by fax; and

(ii) the fifth business day next following the day of posting if sent by regular post.

(d) This Agreement will be governed by and be construed in accordance with the laws of Ontario.

(e) All matters in difference between the parties in relation to this Agreement shall be referred to the arbitration of a single arbitrator, if the parties agree upon one, otherwise to three arbitrators, one to be appointed by each party and a third to be chosen by the first two named before they enter upon the business of arbitration. The award and determination of the arbitrator or arbitrators or any two of the three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns. The arbitration shall take place in Toronto, Ontario or such other location as the parties may agree.

(f) This Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. This Agreement may not be assigned without the prior written consent of the other party.

(g) This Agreement constitutes the entire agreement between the parties and supersedes all prior letters of intent, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied. The recitals and any schedules form a part of and are incorporated by reference into this Agreement.

(h) No modification or amendment to this Agreement may be made unless agreed to by the parties thereto in writing.

(i) In the event any provision of this Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect.

(j) Time is of the essence

(k) This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

(l) This Agreement is subject to acceptance for filing by any such applicable Stock Exchange where the Borrower's shares are listed, and any conditions or restrictions imposed by such applicable Stock Exchange or Regulatory Authority.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

BACTECH EVIRONMENTAL CORPORATION

Per: *Authorized Signing Officer*

Witness:

Victoria Ross